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                                                                    Exhibit 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE

         MOBILE MINI, INC. DECLARES DIVIDEND DISTRIBUTION OF
         PREFERRED STOCK PURCHASE RIGHTS

         TEMPE, ARIZONA, DECEMBER 9, 1999 - On December 9, 1999, the Board of Directors of Mobile Mini, Inc. (Nasdaq: MINI) approved the adoption of a Shareholder Rights Plan designed to discourage takeovers that involve abusive tactics or do not provide fair value to stockholders. Similar plans have been adopted by many other publicly traded companies.

         Richard E. Bunger, Chairman of the Board of Directors stated, "The Board of Directors determined that adopting the Shareholder Rights Plan is an effective and reasonable method to safeguard the interests of our stockholders. We are particularly concerned that the future benefits of current programs and initiatives could be denied to stockholders by an opportunistic, undervalued acquisition of the Company. The plan is designed to assure that stockholders are not deprived of their rights to share in the full measure of the Company's long-term potential, while not preventing a fully valued bid for the Company."

         The Shareholder Rights Plan provides for a dividend distribution of one Preferred Stock Purchase Right for each outstanding share of Mobile Mini, Inc. common stock. The dividend distribution will be made to stockholders of record on December 30, 1999. Each stockholder is automatically entitled to the Rights and no physical distribution of new certificates will be made at this time. The Rights distribution is not taxable to stockholders.

         The Rights will be exercisable only if a person or group (except for certain exempted persons or groups, including Mr. Bunger, his family and certain related entities who now own over 15% of the Company's common stock) acquires 15% or more of Mobile Mini, Inc.'s common stock or announces a tender offer which would result in ownership of 15% or more of the common stock. The Rights entitle the holder to purchase one one-hundredth of a share of Series C Junior Participating Preferred Stock at an exercise price of $80.00 and will expire on December 30, 2009.

         Following the acquisition of 15% or more of Mobile Mini, Inc.'s common stock by a person or group, the holders of the Rights (other than the acquiring person) will be entitled to purchase shares of common stock at one-half the then current market price, and, in the event of a subsequent merger or other acquisition of the Company, to buy shares of common stock of the acquiring entity at one-half of the market price of those shares.

         Mobile Mini, Inc. will be able to redeem the Rights at $0.01 per Right at any time until a person or group acquires 15% or more of the Company's shares.

         A letter outlining the Shareholder Rights Plan in more detail will be sent to the Company's stockholders following the record date.
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         Mobile Mini, Inc. is a leading provider of portable storage solutions through its fleet of over 38,000 portable storage units. The Company currently operates 18 branches located in eleven states.

CONTACT:                                  -OR-      INVESTOR RELATIONS COUNSEL:
Larry Trachtenberg,                                 The Equity Group Inc.
Executive VP & Chief Financial Officer              Linda Latman
Mobile Mini, Inc.                                   (212) 836-9609
(480) 894-6311                                      www.theequitygroup.com
www.mobilemini.com